                                                                    Confidential





                                  PROJECT FILE


                    PRESENTATION TO THE INDEPENDENT COMMITTEE


                                    MAY 1998





                              [BT WOLFENSOHN LOGO]

PROJECT FILE                                                    CONFIDENTIAL

                                TABLE OF CONTENTS




                      Section

                         I.                Executive Summary


                        II.                Financial Overview


                       III.                Valuation



The information contained herein was obtained solely from management of the company code-named "Folder" and from public sources. BT Wolfensohn has used and relied upon such information in the preparation of these materials and does not assume responsibility for independent verification of any such information, and makes no representation or warranty in respect of the accuracy of completeness of such information.

This information has been prepared for a presentation to the Independent Committee only. It is confidential and may not be disclosed or provided to any third parties.

This presentation is prepared as of May 29, 1998 and reflects information made available to us prior to such date. It does not include information regarding all of the assessments made by BT Wolfensohn in arriving at its conclusions.

BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker dealer and member of the New York Stock Exchange.




May 29, 1998                    [BT WOLFENSOHN LOGO]                     Page ii

PROJECT FILE                                                    CONFIDENTIAL




                              1. EXECUTIVE SUMMARY



May 29, 1998                  [BT WOLFENSOHN LOGO]                     Section I

PROJECT FILE                                                    CONFIDENTIAL





                                EXECUTIVE SUMMARY

                       SUMMARY OF KEY TRANSACTION EVENTS


- On January 20, 1998, Chairman and acting CEO Frans Koffrie informed Folder's two independent directors of Pencil's intention to purchase the 30% of Folder's shares that Pencil did not already own.


- On January 22, 1998, Pencil publicly stated that it was prepared to offer $10.50 per share in cash for each of the 10,071,000(a) publicly traded shares. In response, Folder's board of directors formed the Independent Committee to evaluate the proposal. The Independent Committee retained BT Wolfensohn as financial advisors and Wachtell, Lipton, Rosen & Katz and Young, Conaway, Stargatt & Taylor, LLP as legal advisors.


- BT Wolfensohn met with Folder management on February 4, February 6 and February 17, 1998 and conducted phone conversations with Folder management throughout February, March, April and May concerning Folder's business.


- In addition to numerous informal meetings and conversations, the Independent Committee held meetings, either in person or telephonically, with its financial and legal advisors on February 9, February 24, March 24 and April 13, 1998.


- During the period from January 22, 1998 to May 6, 1998, BT Wolfensohn, as investment bankers to the Independent Committee and with the prior approval of the Independent Committee, met on several occasions with Morgan Stanley, investment banker to Pencil.


- On May 6 and May 7, 1998 the Independent Committee met with Pencil's representative Harry Vreedenburgh to continue the negotiations.


- On May 7, 1998 the Independent Committee and Pencil agreed in principle upon a purchase price of $13.75 per share in cash, subject to a satisfactory merger agreement containing the condition that the merger be approved by holders of a majority of the publicly held shares.


--------

(a) Does not include 2,488,650 shares subject to issuance upon the exercise of outstanding stock options at 12/31/97. Options for 899,500, 641,550, 227,750, 644,850 and 75,000 shares have exercise prices of $11.50, $21.00,
      $12.75, $7.50 and $9.06, respectively. Source: Form 10-K.


May 29, 1998                    [BT WOLFENSOHN LOGO]                      Page 1
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PROJECT FILE                                                    CONFIDENTIAL





                                EXECUTIVE SUMMARY

                             HISTORY OF NEGOTIATIONS






- Prior to a two-day price run-up preceding Pencil's announcement that it intended to offer $10.50 per share, Folder was trading in the $7 range.



- BT Wolfensohn met with Morgan Stanley, Pencil's financial advisor, on February 26, 1998 and discussed preliminary valuation perspectives. Morgan Stanley stated that Pencil was willing to pay $10.50 per share.



- BT Wolfensohn also met with Morgan Stanley on March 6, April 8 and May 6 to further the transaction. The meetings were augmented by numerous telephone conversations during this period.



- Principals from the Independent Committee and Pencil met on May 6. BT Wolfensohn and Morgan Stanley participated in the negotiations when requested. The parties and their investment bankers discussed a variety of valuation multiples and other factors relating to the valuation of the shares. At the end of the meeting Pencil raised its offer to $13.50 per share and the parties adjourned.



- On May 7, 1998 negotiations continued and the Independent Committee and Pencil agreed in principle upon a price of $13.75 per share.




May 29, 1998                   [BT WOLFENSOHN LOGO]                       Page 2

PROJECT FILE                                                    CONFIDENTIAL




                             II. FINANCIAL OVERVIEW




May 29, 1998                  [BT WOLFENSOHN LOGO]                    Section II

PROJECT FILE                                                    CONFIDENTIAL




                               FINANCIAL OVERVIEW

                               INCOME STATEMENT(a)
                     ($ in millions, except per share data)



  IMPORTANT TRENDS IMPLICIT IN MANAGEMENT'S DATA INCLUDE:

-     $75M IN FIFO EBITDA IN 1997 GROWING TO $105M IN 2000.
-     ADDS 1 POINT TO EBITDA MARGIN BRINGING IT TO APPROXIMATELY 6% OVER MEDIUM
      TERM.
-     REFLECTS ORGANIC GROWTH RATHER THAN NEW MERGERS OR ACQUISITIONS.
- 5-YEAR FORECAST COMPOUND AVERAGE GROWTH RATES ARE SALES 5%, EBITDA 10% AND NET INCOME 15%.

  MANAGEMENT VIEWS COMPETITION-DRIVEN MARGIN DETERIORATION AND DELAYED IMPLEMENTATION OF PROJECT MILLENNIUM AS THE TWO BIGGEST RISKS TO MEETING THESE PROJECTIONS.


                                                    Historical(b)
                              -------------------------------------------------------------
                                      For the Years Ended December 31,
                              -------------------------------------------------      CAGR/
                              1993       1994       1995        1996       1997     Average
                              ----       ----       ----        ----       ----     -------
RESULTS
   Sales                     $586.9     $789.5   $1,132.4   $1,412.5    $1,618.7     28.9%
   Gross Profit               261.1      231.8      313.3      407.8       456.0     15.0
   EBITDA(d)                   21.5       35.6       48.5       63.6        73.7     36.1
   EBITDA                      20.3       33.9       52.0       62.4        75.1     38.7
   EBIT                         8.1       19.2       32.3       37.0        46.5     54.8
   Net Income                  (6.2)      (0.1)       8.4       14.1        18.0       NM
                             =======     ======     =====      =====       =====     ====
   Earnings per Share        ($0.27)     $0.0       $0.30      $0.42       $0.54       NM
                             =======     ======     =====      =====       =====     ====

MARGINS
   Gross                       44.5%      29.4%      27.7%      28.9%       28.2%    31.7%
   EBITDA                       3.5        4.3        4.6        4.4         4.6      4.3
   EBIT                         1.4        2.4        2.8        2.6         2.9      2.5
   Net Income                  (1.1)       0.0        0.7        1.0         1.1      0.4





                                              Management's Strategic Plan(c)
                               ---------------------------------------------------------------
                                       For the Years Ended December 31,
                               --------------------------------------------------       CAGR/
                               1998E      1999E       2000E      2001E      2002E      Average
                               -----      -----       -----      -----      -----      -------
RESULTS
   Sales                     $1,792.7   $1,882.3    $1,976.4   $2,075.3   $2,179.0       5.0%
   Gross Profit                 508.2      531.5       553.7      574.1      598.0       4.2
   EBITDA(d)                     81.8       90.8       103.4      113.8      118.9       9.8
   EBITDA                        83.8       92.8       105.4      115.8      120.9       9.6
   EBIT                          51.4       56.7        65.4       73.4       76.4      10.4
   Net Income                    21.1       24.1        28.6       33.5       36.3      14.5
                              =======    =======     =======    =======    =======      ====
   Earnings per Share           $0.63      $0.72       $0.85      $1.00      $1.08      14.5%
                              =======    =======     =======    =======    =======      ====
MARGINS
   Gross                         28.3%      28.2%       28.0%      27.7%      27.4%     27.9%
   EBITDA                         4.7        4.9         5.3        5.6        5.5       5.2
   EBIT                           2.9        3.0         3.3        3.5        3.5       3.2
   Net Income                     1.2        1.3         1.4        1.6        1.7       1.4


  - IN LATE APRIL, FOLDER PROVIDED A REVISED FORECAST FOR 1998 RESULTS. REVISED SALES ARE $1,796.0 MILLION, EBITDA IS $81.4 MILLION, EBIT IS $48.7 MILLION, NET INCOME IS $19.2 MILLION AND EPS IS $0.57.(e)

--------

(a) Unless noted, all income statement figures include conversion from LIFO to FIFO. EBITDA figures include depreciation of warehouses from delivery and occupancy line item.
(b) Source: Form 10-Ks.
(c) Source: Strategic Plan, dated 1/30/98.
(d) EBITDA calculated on LIFO basis.
(e) Source: Revised Forecast 1. All figures calculated on FIFO basis.



May 29, 1998                     [BT WOLFENSOHN LOGO]                     Page 3
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PROJECT FILE                                                    CONFIDENTIAL





                               FINANCIAL OVERVIEW

          HISTORICAL AND PROJECTED BALANCE SHEET AND CASH FLOW DATA(a)
                                 ($ in millions)

IMPORTANT ASPECTS OF MANAGEMENT'S DATA INCLUDE:

-   Recent increase in goodwill from consolidation.
-   Expected reduction in debt.
-   Expected increase in inventory turns to 11x.
-   Expected decrease in days receivables.
-   Expected decrease in capital expenditures.



                                                                 For Years Ended December 31,
                                  ----------------------------------------------------------------------------------------------
                                  1993      1994      1995       1996     1997     1998E     1999E     2000E     2001E     2002E
                                  ----      ----      ----       ----     ----     -----     -----     -----     -----     -----
ASSETS
   Receivables                      90       147       184        226       253      255       272       290       306       323
   Inventories                      48        68        87        119       123      117       124       131       141       148
   Goodwill                         63       114       135        231       217      214       208       202       196       189
   Intangibles                      10        16        15         12         7        4         2         1         0         0
                                   ---       ---       ---        ---       ---      ---       ---       ---       ---       ---
      Total Assets                 292       424       525        743       764      778       810       828       844       854

LIABILITIES
   Current Liabilities
      Current Portion of Debt      174       282        27         48        31       19        19        19        19        19
      Accounts Payable              42        63        79        123       141      144       154       159       165       171
      Other Current Liab.           31        38        46         67        71       95        97       100       102       104
   Long-Term Debt(b)                24        13       100        220       227      221       217       200       175       142
                                   ---       ---       ---        ---       ---      ---       ---       ---       ---       ---
      Total Liabilities            284       411       264        474       490      479       487       477       461       436

SHAREHOLDERS' EQUITY                 8        22       260        269       274      300       323       351       383       418

BALANCE SHEET RATIOS
   Inventory Turns                  NA       9.6x     10.6x       9.8x      9.6x    10.7x     11.2x       11x       11x       11x
   Day Receivables                  56        68        59         59        57       46        46        47        47        47
   Days Payables                    47        41        35         45        44       41        42        41        41        40
   Debt / Equity(c)                 96%       93%       31%        48%       47%      43%       41%       37%       32%       27%
   EBITDA / Total Cap.(d)           10        11        14         12        15       12        16        17        19        20
   EBITDA / Total Assets(e)         14        17        21         22        25       20        27        27        30        31

CASH FLOW DATA
   Capital Expenditures              6        13        22         25        27       52        42        31        31        29
   Depreciation & Amort.(f)         12        15        20         25        29       32        36        40        42        45
   Changes in Working Cap.          NA        49      (284)         3       (31)      (9)      (13)      (20)      (19)      (18)



--------

(a) Source: Form 10-Ks, Form S-1 and Strategic Plan, dated 1/30/98.
(b) Outstanding obligations on Bank Credit Agreement classified as long-term debt.
(c) Net Debt / (Net Debt + Book Equity).
(d) EBITDA / (Net Debt + Book Equity).
(e) EBITDA / (Net Debt + Book Equity - Goodwill).
(f) Property, plant and equipment is depreciated and amortized over the useful lives of such assets which range from 3 to 10 years for machinery and equipment and up to 30 years for buildings. Goodwill is amortized over 40 years. Costs of customer lists, trademarks and favorable lease rights are amortized over 4 to 10 years. Costs of covenants not to compete are amortized over 1 to 5 years.




May 29, 1998                   [BT WOLFENSOHN LOGO]                       Page 4

PROJECT FILE                                                    CONFIDENTIAL



                               FINANCIAL OVERVIEW

                               MARGIN COMPARISONS



  FOLDER RANKS AT THE BOTTOM OF THE CORE PEER GROUP IN MARGINS OTHER THAN GROSS MARGIN.



EBITDA MARGIN                                          EBIT MARGIN
[LINE GRAPH]                                           [LINE GRAPH]



NET INCOME MARGIN                                      GROSS MARGIN
[LINE GRAPH]                                           [LINE GRAPH]



May 29, 1998                    [BT WOLFENSOHN LOGO]                      Page 5

PROJECT FILE                                                    CONFIDENTIAL




                               FINANCIAL OVERVIEW

                           GROWTH RATE COMPARISONS(a)

  FOLDER ALSO LAGS IN OVERALL SALES AND PROFIT GROWTH.



EBITDA GROWTH                                          EBIT GROWTH
[LINE GRAPH]                                           [LINE GRAPH]



NET INCOME GROWTH                                      SALES GROWTH
[LINE GRAPH]                                           [LINE GRAPH]




  CORPORATE EXPRESS GROWTH RATES ARE EXCLUDED BECAUSE THEY DIFFER FROM THE PEER GROUP BY AN ORDER OF MAGNITUDE AS A RESULT OF ITS ACQUISITION STRATEGY THAT HAS INCREASED ITS SIZE MULTIFOLD.


--------
(a) Comparable information for U.S. Office Products only available since 1995 due to restatement of financials with acquisitions.



May 29, 1998                   [BT WOLFENSOHN LOGO]                       Page 6

PROJECT FILE                                                    CONFIDENTIAL




                               FINANCIAL OVERVIEW

                             FIRST QUARTER UPDATE(a)
                    ($ in millions, except per share values)





ALTHOUGH FIRST QUARTER SALES SLIGHTLY EXCEEDED BUDGETED SALES, WITH WEAKER MARGINS CAUSED BY THE INDUSTRY'S USE OF PAPER AS A "LOSS LEADER" AND A HIGHER MIX OF FURNITURE SALES, FOLDER HAS UNDERPERFORMED ITS BUDGETED EBITDA, EBIT AND NET INCOME FIGURES.




                                             1Q 1998               1Q 1998               1Q 1997             1998 Actual
                                              Actual                Budget                Actual              vs. Budget
                                              ------                ------                ------              ----------
Sales                                          $444.2                $443.1                $401.6               100.2%

Gross Profit                                    122.3                 127.3                 117.1                96.0
     Gross Profit Margin                         27.5%                 28.7%                 29.2%

EBITDA                                          $19.2                 $20.4                 $19.2                94.4

     EBITDA Margin                                4.3%                  4.6%                  4.8%
EBIT                                            $11.9                 $12.2                 $12.0                97.7
     EBIT Margin                                  2.7%                  2.7%                  3.0%

Net Income                                        4.6                   4.9                   4.6                94.2

EPS                                            $0.14                 $0.15                 $0.14                 94.2



--------
(a)   All figures converted to FIFO basis.  Source:  Revised Forecast 1.



May 29, 1998                    [BT WOLFENSOHN LOGO]                      Page 7

PROJECT FILE                                                    CONFIDENTIAL




                               FINANCIAL OVERVIEW

                              REVISED FORECAST 1(a)
                    ($ in millions, except per share values)


REVISED FORECAST 1 ("RF1") PROVIDES SALES ESTIMATES ALMOST IDENTICAL TO THOSE FROM THE STRATEGIC PLAN. GROSS PROFIT IS SLIGHTLY LOWER. WEAKER EBITDA AND EBIT MARGINS STEM FROM INCREASED G&A.


                                                                                                    RF1 vs.
         1998 Operating Data                     RF1                  Strategic Plan             Strategic Plan
         -------------------                     ---                  --------------             --------------
Sales                                           $1,796.0                  $1,792.7                     100.2%

Gross Profit                                       504.9                     508.2                      99.4
     Gross Profit Margin                            28.1%                     28.3%

EBITDA                                             $81.4                     $83.4                      97.1
     EBITDA Margin                                   4.5%                      4.7%

EBIT                                               $48.7                     $51.4                      94.8
     EBIT Margin                                     2.7%                      2.9%                     94.6

Net Income                                         $19.2                     $21.1                      90.9

EPS                                                 $0.57                     $0.63                     90.9


- RF1 has internal U.S. growth increasing to 10.9% from 8.4% in Strategic Plan, results of increased sales to Columbia / HCA, the Kinko's agreement, a larger sales force and stabilizing paper prices.

- U.S. Gross Margin projected to increase from 26.1% 1Q1998 to 26.6% for full year 1998 in RF1 (still below 27.2% in Strategic Plan).

-        European sales decrease 4.6% from Strategic Plan to RF1.


--------
(a)   All figures converted to FIFO basis.  Source:  Revised Forecast 1.



May 29, 1998                    [BT WOLFENSOHN LOGO]                     Page 8
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PROJECT FILE                                                    CONFIDENTIAL




                                 III. VALUATION



May 29, 1998                  [BT WOLFENSOHN LOGO]                   Section III

PROJECT FILE                                                    CONFIDENTIAL




                                    VALUATION




WE HAVE EVALUATED FOLDER USING VARIOUS VALUATION METHODOLOGIES, AS SUMMARIZED ON THE FOLLOWING PAGES.


     [checkmark]            Summary Valuation Ranges

     [checkmark]            EBITDA and P/E Multiples

     [checkmark]            DCF of Management's Strategic Plan

     [checkmark]            Trading History

     [checkmark]            Premium to Pre-Announcement Price



May 29, 1998                   [BT WOLFENSOHN LOGO]                      Page 9

PROJECT FILE                                                    CONFIDENTIAL





                                    VALUATION

                            SUMMARY VALUATION RANGES
                    ($ in millions, except per share values)



THE $13.75 PRICE IS ABOVE THE MIDPOINT OF BOTH THE COMPANY COMPARABLES AND THE DCF ANALYSES.



                                                          Illustrative Range      Total Enterprise Value          Equity Value
                                           Folder         ------------------      ----------------------        ----------------
                                          Value(a)         Low          High         Low          High          Low         High
                                          --------         ---          ----         ---          ----          ---         ----
COMPANY COMPARABLES

   LTM Results(b)

      EBITDA                                $77.1            7x   -      10x          $540   -     $771           $303 -    $534
      Net Income                             19.1           18    -      25            581   -      714            344 -     477

   1998E Results(c)

      EBITDA                                $81.4            6x   -       9x          $488   -     $733           $251 -    $496
      Net Income                             19.2           17    -      24            563   -      698            326 -     461

   Summary Data Excluding Outliers


          MIDPOINT

DISCOUNTED CASH FLOW                                                                  $593   -     $778           $356 -    $541

          MIDPOINT




                                              Share Price
                                          Low            High
                                          ---            ----
COMPANY COMPARABLES

   LTM Results(b)

      EBITDA                               $9.05   -     $15.97
      Net Income                           10.27   -      14.26

   1998E Results(c)

      EBITDA                               $7.51   -     $14.80
      Net Income                            9.75   -      13.77

   Summary Data Excluding Outliers         $9.05   -     $14.80


          MIDPOINT                               $11.92

DISCOUNTED CASH FLOW                      $10.64   -     $16.15

          MIDPOINT                               $13.40


--------

(a) All values calculated on FIFO inventory accounting, consistent with the core comparables. The effect of the changes is to increase earnings and thus reduce implied multiples.
(b)   Normalized for Rudolf Huyzer departure expenses.
(c)   Source: Revised Forecast 1.



May 29, 1998                    [BT WOLFENSOHN LOGO]                     Page 10

PROJECT FILE                                                    CONFIDENTIAL




                                    VALUATION

                                EBITDA MULTIPLES


THE $13.75 SHARE PRICE PRODUCES A 1998E EBITDA MULTIPLE ABOVE THE CORE COMPARABLES MEDIAN AND AN LTM EBITDA MULTIPLE SLIGHTLY BELOW (CONSISTENT WITH VARIOUS PAST PERIODS) THE CORE COMPARABLES MEDIAN.


                                                 Total Enterprise Value(a)/
                                          ------------------------------------------
Core Comparables                          LTM EBITDA                    1998E EBITDA
----------------                          ----------                    ------------
BOP                                           8.9x                           5.0x
CEXP                                          9.6                            6.6
OFIS                                         12.3                            9.7
               Median:                        9.6x                           6.6x
                 Mean:                       10.3                            7.1



                                                                          TEV(b)/
                                            ----------------------------------------------------------------------------
            Folder                           LTM                       1998 Strategic            1998 Revised Forecast 1
         Share Price                        EBITDA                       Plan EBITDA                      EBITDA
         -----------                        ------                       -----------                      ------
            $13.75                            9.0x                           8.3x                          8.6x



                                               TEV/EBITDA (LTM) as of May 1,
                                             ---------------------------------
                                             1997                         1998
                                             ----                         ----
Folder                                       6.5x                          8.2x
CEXP                                        11.0                          10.9
OFIS                                         9.6                          12.3(c)
BOP                                          9.6                          10.8



--------

(a) Except as noted, stock prices as of May 27, 1998. BOP 1998E EBITDA from JP Morgan research report dated 3/11/98; CEXP LTM is calendarized and 1998E EBITDA from BT Alex. Brown analysis Chris Vroom on 3/1/98; OFIS figures calculated on 1/12/98, the last trading day prior to restructuring announcement and 1998E EBITDA from Morgan Stanley research report dated 11/21/97.
(b)   Assumes $237 million of net debt and 33.5 million shares.
(c) Calculated on January 12, 1998, the last trading day prior to restructuring announcement.



May 29, 1998                    [BT WOLFENSOHN LOGO]                     Page 11

PROJECT FILE                                                    CONFIDENTIAL



                                    VALUATION

                                  P/E MULTIPLES
                                 ($ in millions)

THE $13.75 PRICE CREATES P/E MULTIPLES AT THE HIGH END OF THE CORE COMPARABLE RANGE. IN VARIOUS PAST PERIODS, FOLDER'S P/E HAS BEEN AT THE LOW END OF THE CORE COMPARABLE RANGE.


                                             P/E as of May 1,
                                        -------------------------
                                        1997                 1998
                                        ----                 ----
Folder                                  13.9x                20.7
CEXP                                    25.2                 23.2
OFIS                                    17.2                 15.1(b)
BOP                                     20.2                 21.6



                               COMPARABLE P/E DATA
                                                          P/E to(a)
                                                     --------------------
                                                     LTM            1998E
                                                     ---            -----
CORE COMPARABLES
     Boise Cascade Office                            18.2            15.0
     Corporate Express                               30.8            24.2
     U.S. Office Products                            15.1            21.9
     Median of Core Comparables                      18.2            21.9

OTHER U.S. COMPARABLES
     Staples                                         43.4            33.4
     Office Depot                                    26.1            23.4
     OfficeMax                                       26.9            19.1
     Unisource                                       17.8            20.0
     United Stationers                               22.0            17.2
     Viking                                          26.0            24.7
     Pitney Bowes                                    25.0            23.0
     IKON                                            22.6            14.4

EUROPEAN COMPARABLES
     Samas                                           26.1            19.5
     Ahrend                                          23.9            16.4
     Guilbert                                        37.4            28.0

ALL COMPARABLES
     Median                                          25.5x           21.4x
     High                                            43.4            33.4
     Low                                             15.1            14.4
Folder(c) at $13.75                                  24.1x           24.0x

--------

(a) Except for OFIS and Viking all share prices as of May 27, 1998. OFIS was calculated as of January 12, 1998, the last trading day prior to restructuring announcement. Viking was calculated on May 15, 1998, the last trading day prior to the merger announcement. CEXP LTM figure is calendarized.
(b) Calculated on January 12, 1998, the last trading day prior to restructuring announcement.
(c) Source: Form 10-K and Revised Forecast 1, each calculated on FIFO basis and including depreciation of warehouses from delivery and occupancy line item. LTM EPS normalized for Rudolf Huyzer departure expenses.



May 29, 1998                   [BT WOLFENSOHN LOGO]                      Page 12

PROJECT FILE                                                    CONFIDENTIAL

                                    VALUATION

             DISCOUNTED CASH FLOW OF MANAGEMENT'S STRATEGIC PLAN(a)
                    ($ in millions, except per share values)




THE $13.75 PRICE IS ABOVE THE MIDPOINT OF A DCF VALUATION OF MANAGEMENT'S STRATEGIC PLAN.



                                     1998             1999             2000             2001              2002
                                     ----             ----             ----             ----              ----
EBITDA                               $84              $93              $105             $116              $121

EBIT                                 $51              $57               $65              $73               $76
Taxes @ 45%                          (23)             (26)              (29)             (33)              (34)
Capital Expenditures                 (52)             (42)              (31)             (31)              (29)
Depreciation & Amort.                 32               36                40               42                45
Changes in WC                        (11)             (15)              (22)             (21)              (21)
                                     ---              ---               ---              ---               ---

    Free Cash Flow                   ($3)             $10               $23              $31               $38


                            TOTAL ENTERPRISE VALUE                                              SHARE VALUE
                      --------------------------------------                            ----------------------------------
                              EBITDA Exit Multiple                                            EBITDA Exit Multiple
    Discount          --------------------------------------         Discount           ----------------------------------
      Rate             7x               8x               9x             Rate             7x             8x              9x
      ----             --               --               --             ----             --             --              --
       9%            $620             $699             $778               9%          $11.45         $13.80          $16.15
       9 1/2%         607              683              760               9 1/2%       11.04          13.34           15.63
      10%             593              668              743              10%           10.64          12.89           15.13


--------
(a) Source: Strategic Plan, dated 1/30/98. All figures calculated on FIFO basis. EBITDA includes depreciation of warehouses from the delivery and occupancy line item.



May 29, 1998                    [BT WOLFENSOHN LOGO]                    Page 13

PROJECT FILE                                                    CONFIDENTIAL




                                    VALUATION

                                 TRADING HISTORY





THE $13.75 PRICE CREATES A NEW 52-WEEK HIGH FOR THE FOLDER COMMON EQUITY, CAUSING FOLDER'S STOCK TO OUTPERFORM THE S&P 500 OVER THE PAST YEAR. OVER THE SAME PERIOD, THE CORE COMPARABLES HAVE UNDERPERFORMED THE MARKET.



                                            S&P 500 vs. FOLDER vs.
                                              US OFFICE PRODS vs.
  FOLDER                                   CORPORATE EXPRESS INC. vs.
                                           BOISE CASCADE OFFICE PRODS
                                            Indexed to May 27, 1997

[LINE GRAPH]                                     [LINE GRAPH]



May 29, 1998                    [BT WOLFENSOHN LOGO]                     Page 14

PROJECT FILE                                                    CONFIDENTIAL




                                    VALUATION

                       PREMIUM TO PRE-ANNOUNCEMENT PRICE



THE $13.75 PRICE RELATES TO AN UNUSUALLY HIGH PREMIUM TO FOLDER'S SHARE PRICE MEASURED ONE DAY, ONE WEEK OR ONE MONTH PRIOR TO THE ANNOUNCEMENT DATE (JANUARY 22, 1998).


- We reviewed 24 parent acquisitions contained in the SDC database screened for:

         -        Acquiror with existing ownership exceeding 40%

         -        Transaction value in excess of $100 million

         -        Announced and completed since 1/1/90

         -        Domestic target


                            FOLDER TRANSACTION PREMIUM VS. 24 TRANSACTIONS SCREENED VIA SDC

                                                                  Premium of Final Offer
                           Premium of             -------------------------------------------------------         % Increase
                        Initial Offer to                            Announcement Date:                         Initial Offer to
                           1 Day Prior            1 Day Prior          1 Week Prior         1 Month Prior         Final Offer
                           -----------            -----------          ------------         -------------         -----------
Mean:                        9%                       21%                  25%                   26%                   9%
Median:                     11                        18                   21                    26                    6

High:                       26%                       66%                  70%                   69%                  42%
Low:                        (9)                       (1)                   8                     1                    0

Folder at $13.75(a)          1%(b)                    33%                  79%                   76%                  31%


--------

(a) Percentage premium calculated from announcement of potential repurchase at 1/22/98.
(b) Apparent leakage had caused stock to run up to $10.38 immediately prior to Pencil announced its intention to offer $10.50.



May 29, 1998                    [BT WOLFENSOHN LOGO]                     Page 15